HSBC USA INC. Reverse Convertible Notes
Filed Pursuant to Rule 433
Registration No. 333-133007
November 13, 2007

FREE WRITING PROSPECTUS
(To the Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007 and the
Product Supplement dated October 23, 2007)

HSBC USA Inc. is withdrawing the below proposed registered offering of its reverse convertible notes linked to E*TRADE Financial Corporation.  The offering was proposed on the free writing prospectus dated November 5, 2007, and was scheduled to be issued on November 30, 2007.  The withdrawal is due to publicly disclosed information relating to, and unusual trading activities in the common stock of, E*TRADE Financial Corporation.

Terms used in this free writing prospectus are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus.

The following key terms identify the notes offering being withdrawn:

REFERENCE ASSET/ REFERENCE ISSUER (TICKER)	INTEREST RATE (PER ANNUM)	BARRIER LEVEL	ISSUE AMOUNT	AGENT’S DISCOUNT OR COMMISSION / TOTAL	PROCEEDS TO US / TOTAL	CUSIP / ISIN	FINAL VALUATION DATE
E*TRADE Financial Corporation (ETFC)	23.00%	60.00%	TBD	TBD	TBD	4042K0EB7 / [●]	February 27, 2008

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement and product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the withdrawn offering to which this free writing prospectus relates. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

• the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420407055751/v091073_424b2.htm
• the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm
• the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

HSBC SECURITIES (USA) INC. November 13, 2007